Filed in the Office of	Business Number E0837352006-2
Barbara K. Cegavske	Filing Number 20190180606
Secretary State Of Nevada	Filed On 8/21/2019 10:44:00 AM
	Number of Pages 8

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1.Name of corporation:

Alternus Energy Inc.

2.By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series E Convertible Preferred Stock

See Attached Series E Convertible Preferred Stock Certificate of Designation

3.Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4.Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATION

OF

SERIES E CONVERTIBLE PREFERRED STOCK

OF

ALTERNUS ENERGY INC.

Alternus Energy Inc., a Nevada corporation (the "Company") certifies that pursuant to the authority contained in ARTICLE IV of its Articles of Incorporation (the "Articles of Incorporation"), the Board of Directors of the Company (the "Board of Directors"), by unanimous written consent in lieu of a meeting effective August 19, 2019, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock, having no par value per share, which shall be designated as Series E Convertible Preferred Stock, and which shall have the voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

CERTIFICATE OF DESIGNATION OF SERIES E CONVERTIBLE PREFERRED STOCK OF ALTERNUS ENERGY INC.

1. **Designation, Amount, Par Value and Rank.**

a. The Preferred Stock authorized under this Certificate of Designation shall be designated as the Series E Convertible Preferred Stock (the "Series E Preferred"), and the number of shares so designated shall be 5,000,000 and have a par value of $0.001 per share, and the Series E Preferred shall be subject to adjustment for any stock splits, stock dividends or similar transactions affecting the Series E Preferred, and which shall not be subject to increase without the consent of each holder of the Series E Preferred (each, a "Holder", and collectively, the "Holders").

b. The Series E Preferred shall, with respect to dividends, rank pari passu with the Common Stock, and with respect to distributions upon liquidation, dissolution or winding up of the Company, rank *senior* to the Common Stock and *junior* to any other series of Preferred Stock that is not, expressly by its terms, made junior to the Series E Preferred (the "Parity Securities").

2. **Dividends.** The Holders of the Series E Preferred shall not be entitled to receive any dividend payment.

3. **Voting Rights**. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series E Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series E Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. (For avoidance of doubt, voting rights are on an **'as-converted'** basis.) Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Series E Preferred Stock shall vote together with the holders of Common Stock as a single class.

4. **Liquidation**.

a. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series E Preferred Stock shall be entitled to receive assets and funds on parity with the Parity Securities. If, upon such Liquidation, the assets of the Corporation available for distribution to the holders of Series E Preferred Stock and any Parity Securities shall be insufficient to permit payment in full to the holders of the Series E Preferred Stock and Parity Securities, then the entire assets and funds of the Corporation legally available for distribution to such holders and the holders of the Parity Securities then outstanding shall be distributed ratably among the holders of the Series E Preferred Stock and Parity Securities based upon the proportion the total amount distributable on each share upon Liquidation bears to the aggregate amount required to be distributed, but for the provisions of this sentence, on all shares of the Series E Preferred Stock, on an as converted basis, and of such Parity Securities.

b. After setting apart or paying in full the amounts described in Section (4)(a) hereof, the holders of record of Common Stock and any Preferred Stock junior in rank to the Series E Preferred shall be entitled to participate in any distribution of any remaining assets of the Company, and the Holders of the Series E Preferred shall not be entitled to participate in such distribution.

c. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

5. **Conversion**.

a. Conversion. At the option of a Holder, at any time, each share of Series E Convertible Preferred shall convert into **ten (10)** fully paid and non-assessable shares of Common Stock. A Holder shall effect conversions by surrendering to the Company the certificate or certificates representing the shares of Series E Preferred to be converted, together with a copy of the form of conversion notice attached hereto as Exhibit A (the "Conversion Notice"). Each Conversion Notice shall specify the Holder, the number of shares of Series E Preferred to be

converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice the Conversion Date shall be the date that the Conversion Notice is deemed delivered pursuant to Section 11. Subject to Section 5(b) hereof, each Conversion Notice, once given, shall be irrevocable

b. Automatic Conversion. Each share of Series E Preferred shall automatically convert to ten (10) shares of Common Stock on the date on which the Company completes an uplisting of its common stock to a national stock exchange (either the New York Stock Exchange or Nasdaq Stock Market), for a full conversion of all issued and outstanding shares of Series E Preferred into a maximum potential total of fifty million (50,000,000) shares of Common Stock. The Company shall effect the automatic conversion by issuing 50,000,000 shares of common stock to the Holder(s). The Conversion Date shall be the date that the Company's common stock is listed on a national stock exchange (either the New York Stock Exchange or the Nasdaq Stock Market).

6. **Reservation of Shares.** The Company shall, from time to time in accordance with all applicable state and federal laws, take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series E Preferred. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued and fully paid, non-assessable and, subsequent to the effectiveness of a registration statement or if an exemption from such registration requirement is available, and provided that such sales of shares are compliant with all federal and state securities laws, including laws applying to affiliates of the Company, freely tradable.

7. **Change of Control; Compulsory Share Exchange**. In case of (A) any Change of Control Transaction or (B) any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (each, an "Event"), lawful provision shall be made so that the Holders shall have the right thereafter to convert the shares of Series E Preferred for shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such Event, and the Holders shall be entitled upon such Event to receive such amount of shares of stock and other securities, cash or property as the shares of the Common Stock of the Company into which the shares of Series E Preferred could have been converted immediately prior to such Event (without taking into account any limitations or restrictions on the convertibility of the Securities) would have been entitled. The provisions of this Section 7 shall similarly apply to successive Events.

8. Notice of Certain Events. If:

(i) the Company shall declare a dividend (or any other distribution) on its Common Stock;

(ii) the Company shall declare a special non-recurring cash dividend on or a redemption of its Common Stock;

(ii) the Company shall authorize the granting to the holders of its Common Stock rights, options or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights;

(iv) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or

(v) the Company shall authorize the Liquidation of the affairs of the Company;

then the Company shall cause to be filed at each office or agency maintained for the purpose of the conversion of the Series E Preferred, and shall cause to be delivered to the Holders at the address specified herein, at least 30 (thirty) calendar days prior to the applicable record or effective date hereinafter specified, a notice (provided such notice shall not include any material non-public information) stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of options, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights, options or warrants are to be determined or (b) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided, however, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Nothing herein shall prohibit the Holders from converting shares of Series E Preferred held by such Holder during the 30-day period commencing on the date of such notice to the effective date of the event triggering such notice.

9. **Transferability.** The holders of the Series E Preferred shall be entitled, at their option and at any time, to transfer the Series E Preferred to a third party, provided that such third party is an accredited investor and shall accept all terms and conditions set forth in this Designation of Series E Preferred Stock.

10. **Redemption**. Neither the Corporation nor the holders of the Series E Preferred Stock shall have any right at any time to require the redemption of any of the shares of Series E Preferred Stock, except upon and by reason of any liquidation, dissolution or winding-up of the Corporation, as and to the extent herein provided.

11. **Definitions**. For the purposes hereof, the following terms shall have the following meanings:

"Change of Control" means the sale, conveyance or disposition of all or substantially all of the assets of the Company, the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of,

or the consolidation, merger or other business combination of the Company with or into any other Person (as defined below) or Persons when the Company is not the survivor.

"Common Stock" means the Company's common stock, \$.001 par value per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

"Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

"Preferred Stock" means the preferred stock of the Company, having \$0.001 par value per share.

12. **Notices.** Except as otherwise provided in the event of conversion of shares of Series E Preferred, all notices or other communications required hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telex (with correct answer back received) telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 6:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 6:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to (i) the Company, to Alternus Energy Inc., One World Trade Center, Suite 8500, New York, NY 10007, Attn: Chief Executive Officer, and (ii) if the Holders, at their respective addresses set forth in the books and records of the Company, or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

13. **Lost or Stolen Certificates.** Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing the shares of Series E Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaken by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series E Preferred stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the Holder contemporaneously requests the Company to convert such Series E Preferred into Common Stock.

14. **Remedies Characterized; Other Obligations, Breaches and Injunctive Relief.** The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. The Company covenants to each Holder of Series E Preferred that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be

received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series E Preferred and that the remedy at law in the event of any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holders of the Series E Preferred shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

15. **Specific Shall Not Limit General; Construction**. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all Purchasers (as defined in this Purchase Agreement) and shall not be construed against any Person as the drafter hereof.

16. **Failure or Indulgence Not Waiver**. No failure or delay on the part of a Holder of Series E Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

17. **Fractional Shares**. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Series E Preferred shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

18. **Payment of Tax Upon Issue of Transfer**. The issuance of certificates for shares of the Common Stock upon conversion of the Series E Preferred Shares shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holders so converted, and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

19. **Communications**. The holders of the Series E Preferred shall be entitled to receive, and the Company shall deliver pursuant to Section 11 hereof, all communications sent by the Company to the holders of the Common Stock.

20. **Reacquired Shares**. Any shares of Series E Preferred redeemed, purchased, converted or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company's Series E Preferred and shall be retired promptly after the acquisition thereof. All such shares shall become, upon their retirement (and the filing of any certificate

required in connection therewith pursuant to the corporate laws of the state of the Company's incorporation), authorized but unissued shares of Preferred Stock.

21. **Effect of Headings**. The section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, Alternus Energy Inc. has caused this Certificate of Designation to be signed by its Chief Financial Officer on this 19th day of August, 2019.

By: ______________________
Name: Joseph Duey
Title: Chief Financial Officer